EXHIBIT 16.1
December 5, 2023
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for OraSure Technologies, Inc. (“the Company”) and, under the date of March 3, 2023, we reported on the consolidated financial statements of the Company as of and for the three year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022. On November 29, 2023, we were notified that the Company appointed Grant Thornton LLP as its principal accountant for the year ending December 31, 2024 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 5, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors of the Company and any statements in Item 4.01(b).
Very truly yours,
/s/ KPMG LLP